		Filed under Rule 424(b)(2), Registration Statement No. 333-206284
		Preliminary Pricing Supplement No. 94 - Dated Monday, December 7, 2015 (To: Prospectus dated August 10, 2015)
CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Selling Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DHV6	[]	100.00% (1)	1.125%	[]	Fixed	3.150%	Monthly	12/15/2018	1/15/2016	$2.45	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 12/15/2016 and Monthly thereafter with 30 Calendar Days Notice.

(1) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.4500 % discount to the public offering price.
02006DHW4	[]	100.00% (2)	1.700%	[]	Fixed	3.700%	Monthly	12/15/2020	1/15/2016	$2.88	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 12/15/2016 and Monthly thereafter with 30 Calendar Days Notice.

(2) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.7500 % discount to the public offering price.

Ally Financial Inc.	Offering Date: Monday, December 7, 2015 through Monday, December 14, 2015	Ally Financial Inc. Ally Financial Term Notes, Series A Prospectus dated August 10, 2015
Trade Date: Monday, December 14, 2015 @ 12:00 PM ET
Settle Date: Thursday, December 17, 2015
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc
Agents: Incapital LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan
If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.